                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Dominion Resources Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                                 [LOGO OF DOMINION APPEARS HERE]
                                                 It all starts here:
















                                                 2001 Proxy Statement

          2001 Proxy Statement Contents


            2  The Proxy Process

            4  Item One: Election of Directors

            6  Item Two: Shareholder Proposal

            7  The Board

            9  Share Ownership Table

           10  The Audit Committee

           12  Organization, Compensation &
               Nominating Committee Report

           15  Executive Compensation

           19  Auditors

           20  Other Information

          NOTICE OF ANNUAL MEETING

          Dominion Resources, Inc.
          P.O. Box 26532
          Richmond, Virginia 23261

                                        [LOGO OF DOMINION APPEARS HERE]

          March 16, 2001

          Dear Shareholder:

          On Friday, April 27, 2001, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders at its corporate headquarters, 120 Tredegar Street, Richmond, Virginia. The meeting will begin at 9:30 a.m. Eastern Daylight Time.

          Only shareholders that owned stock at the close of business on March 2, 2001 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

           .  Elect 13 directors;

           . Consider a shareholder proposal relating to the nomination of at least 2 candidates for each open board position;

           .  Attend to other business properly presented at the meeting.

          This proxy statement was mailed and our 2000 Annual Report was made available to you on approximately March 19, 2001. I hope you will be able to attend the meeting, but even if you cannot, please vote your proxy as soon as you can.

          By order of the Board of Directors,


          /s/ P. A. Wilkerson
          Patricia A. Wilkerson
          Vice President and Corporate Secretary

2  THE PROXY PROCESS

   Your Board of Directors is soliciting this proxy for the 2001 Annual Meeting of Shareholders and encourages you to vote in favor of all the Director nominees.

   Record Date

   All shareholders that owned common stock at the close of business on March 2, 2001 are entitled to vote at the Annual Meeting. There were 246,420,761 shares of Dominion Resources, Inc. common stock outstanding on that date.

   Householding

   For registered shareholders and Dominion Direct(SM) participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address. Shareholders who contacted us will receive an individual copy of the annual report. Any shareholder that would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

   If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the address below. Shareholders who hold their shares in street name should contact their broker regarding combined mailings.

   Dominion Resources
   Shareholder Services
   P.O. Box 26532
   Richmond, VA 23261
   1-800-552-4034
   shareholder_administration@dom.com

   Voting

   Methods. You may vote in person at the Annual Meeting or by proxy. This year you have three ways to vote by proxy:

   1. Connect to the Internet at www.votefast.com;*

   2. Call 1-800-250-9081;* or

   3. Complete the proxy card and mail it back to us.*


      * Not for shares held in Street Name


   Complete instructions for voting your shares can be found on your proxy card.

   If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. There are four ways to revoke your proxy:

   1.  Connect to the website listed in the previous column;*

   2.  Call the 800 number listed under Voting Methods in the previous column;*

   3.  Write our Corporate Secretary;* or

   4.  Vote your shares at the Annual Meeting.

   Rights. Each of your shares will be counted as one vote.

   A majority of the shares outstanding on March 2, 2001 constitutes a quorum for this meeting. Abstentions and shares held by a broker or nominee (Broker Shares) that are voted on any matter are included in determining a quorum.

   The 13 nominees for director receiving the most votes will be elected.

   The Shareholder Proposal presented on p. 6 requires more votes in favor of it than the number of votes against it in order for Dominion to consider its adoption. Broker shares not voted and abstentions have no effect on the final vote counted.

   Registered Shareholders and Dominion Direct(SM) Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct(SM) stock purchase plan, the number includes shares we hold in your Dominion Direct(SM) account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed in the previous column. If you sign your proxy and do not make a selection, your shares will be voted as recommended by the Board. If you are a Dominion Direct(SM) participant and do not vote your proxy, we will vote all shares held in that account according to the Board's recommendations. No vote will be recorded for registered shares that are not properly voted.

Employee Savings, Thrift and ESOP Plan Participants. You will receive a request for Voting Instructions from the Trustee(s) for the Plans. The share amounts listed on that form include the full and fractional shares in your Plan account(s). You may instruct the Trustee(s) by:

1. Connecting to www.votefast.com;

2. Calling 1-800-250-9081; or

3. Returning your Voting Instructions in the enclosed envelope (not to Dominion).

Complete instructions can be found on the Voting Instruction Card included with the proxy statement. Whichever method you choose, the Trustee(s) will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings, Thrift or ESOP Plan shares, the Trustee(s) will vote your shares according to each Plan's voting standards.

Beneficial Owners (Broker Shares). If your shares are held in street name with your broker, please follow the instructions found on the Voting Instruction Card enclosed with this proxy statement.

Solicitation and Tabulation

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone share-holders after the initial mail solicitation. We have also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting.

4  ITEM ONE: ELECTION OF DIRECTORS


   Each nominee for director and information about that nominee is listed below. Directors are elected annually; therefore, each director's term of office will end at the next annual meeting of shareholders.

   Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

   Nominees for Election                       Year First Elected a Director
                                             of Dominion (or Affiliate Company)
   -----------------------------------------------------------------------------
   WILLIAM S. BARRACK, JR., 71,    [PHOTO]                    2000
   former Senior Vice President,                             (1994)
   Texaco, Inc., New Canaan,
   Connecticut. He is a Director
   of Standard Commercial
   Corporation.
   -----------------------------------------------------------------------------
   THOS. E. CAPPS, 65, Chairman,   [PHOTO]                    2000
   President and Chief Executive                             (1986)
   Officer of Dominion (from
   January 28, 2000 to August 1,
   2000, Vice Chairman, President
   and Chief Executive Officer,
   and prior to that Chairman,
   President and Chief Executive
   Officer). He is Chairman and a
   Director of Virginia Electric
   and Power Company and a
   Director of Bassett Furniture
   Industries, Inc.
   -----------------------------------------------------------------------------
   GEORGE A. DAVIDSON, JR., 62,    [PHOTO]                    2000
   former Chairman of the Board                              (1985)
   of Directors of Dominion (from
   January 28, 2000 to August 1,
   2000, Chairman of Dominion,
   prior to that, Chairman and
   Chief Executive Officer of
   Consolidated Natural Gas
   Company). He is a Director of
   PNC Financial Services Group,
   Inc. and BFGoodrich Company.
   -----------------------------------------------------------------------------
   JOHN W. HARRIS, 53, President,  [PHOTO]                    1999
   Lincoln Harris, LLC, a real                               (1994)
   estate consulting firm,
   Charlotte, North Carolina.
   He is a Director of Piedmont
   Natural Gas Company, Inc.
   -----------------------------------------------------------------------------
   BENJAMIN J. LAMBERT, III, 64,   [PHOTO]                    1994
   Optometrist, Richmond,                                    (1992)
   Virginia. He is a Director of
   Consolidated Bank & Trust
   Company and Student Loan
   Marketing Association (Sallie
   Mae).
   -----------------------------------------------------------------------------
   RICHARD L. LEATHERWOOD, 61,     [PHOTO]                    1994
   former President and Chief
   Executive Officer, CSX
   Equipment, an operating unit
   of CSX Transportation, Inc.,
   Baltimore, Maryland. He is a
   Director of CACI International
   Inc.

Nominees for Election                          Year First Elected a Director
                                             of Dominion (or Affiliate Company)
--------------------------------------------------------------------------------
MARGARET A. McKENNA, 55,           [PHOTO]                    2000
President, Lesley                                            (1994)
University, Cambridge,
Massachusetts.
--------------------------------------------------------------------------------
STEVEN A. MINTER, 62,              [PHOTO]                    2000
President and Executive                                      (1988)
Director, The Cleveland
Foundation, Cleveland, Ohio.
He is a Director of Goodyear
Tire & Rubber Company
and KeyCorp.
--------------------------------------------------------------------------------
KENNETH A. RANDALL, 73,            [PHOTO]                    1971*
corporate director for various
companies, Williamsburg,
Virginia. He is a Director of
Oppenheimer Mutual Funds, Inc.
and Prime Retail, Inc.
--------------------------------------------------------------------------------
FRANK S. ROYAL, M.D., 61,          [PHOTO]                    1994
Physician, Richmond, Virginia.
He is a Director of HCA - the
Healthcare Corporation,
SunTrust Banks, Inc.,
Chesapeake Corporation and CSX
Corporation.
--------------------------------------------------------------------------------
S. DALLAS SIMMONS, 61,             [PHOTO]                    1992
Chairman, President and CEO of
Dallas Simmons & Associates, a
consulting firm, Richmond,
Virginia (prior to July 1,
1999, President, Virginia
Union University).
--------------------------------------------------------------------------------
ROBERT H. SPILMAN, 73,             [PHOTO]                    1994
President, Spilman Properties,
Inc., Bassett, Virginia (prior
to 1997, Chairman and Chief
Executive Officer of Bassett
Furniture Industries, Inc.).
He is a Director of Birmingham
Steel Company.
--------------------------------------------------------------------------------
DAVID A. WOLLARD, 63, Chairman     [PHOTO]                    1999
of the Board of Exempla                                      (1994)
Healthcare, Denver, Colorado
(prior to January 1,
1997, President of Bank One
Colorado, N.A.).


*Service includes tenure on Virginia Electric and Power Company Board prior to establishment of Dominion as a holding company in 1983.

The Board of Directors recommends that you vote FOR these nominees.

6  ITEM TWO: SHAREHOLDER PROPOSAL


   Bartlett Naylor, 1255 No. Buchanan, Arlington, Virginia 22205, owner of 400 shares of Dominion common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution:

   Shareholder Proposal

   "Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position."

   Supporting Statement:
   "Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

   "Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The `real' selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

   "Our company should offer a rational choice when shareholders elect directors. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

   "Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be `awkward' for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the `final' decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

   "We urge you to vote FOR this proposal."

   -----------------------------------------------------------------------------
   Dominion's Opposing Statement

   The Board recommends that shareholders reject this proposal. If adopted, the resolution would impair the Board's ability to nominate specific candidates best suited to promote shareholder interests during a particular term or particular circumstance. It is the Board's duty to select nominees best qualified for membership based not only on individual skills and abilities, but on the Board's evolving need to manage its collective balance of skills, experiences and diversity with precision. Offering more than one candidate would not promote effective Board continuity and succession. The Board also believes it would be difficult to recruit qualified candidates who would participate in this type of election.

   The Board of Directors recommends that you vote AGAINST this shareholder proposal.

   -----------------------------------------------------------------------------

THE BOARD                                                                     7

Committees & Meeting Attendance

The Board met 10 times in 2000. Each Board member attended at least 82% of the total number of meetings of the Board and committees on which he or she served. Each director serves on just one committee in order to provide greater focus on his or her committee's work.

Committee     Members                      Description
--------------------------------------------------------------------------------
Audit         S. Dallas Simmons, Chairman  These four non-employee directors
              John W. Harris               consult with the independent and
              Margaret A. McKenna          internal auditors regarding the
              Steven A. Minter             examination of Dominion and its
                                           subsidiaries' (collectively, the
                                           Company) financial statements, the
                                           adequacy of internal controls and the
                                           independence of auditors. The
                                           committee's report to shareholders
                                           can be found on p. 10, along with its
                                           charter. The charter, which was
                                           adopted by the board, describes in
                                           detail the functions of this
                                           committee, including its
                                           responsibility to recommend to the
                                           Board the independent auditors. As
                                           required by New York Stock Exchange
                                           rules, the committee is comprised of
                                           independent directors. In 2000, this
                                           committee met three times, and Dr.
                                           Simmons met with management and the
                                           independent auditors prior to each
                                           quarter's earnings release.

--------------------------------------------------------------------------------
Finance       Paul E. Lego*, Chairman      These three non-employee directors
              Benjamin J. Lambert, III     review the Company's financing
              David A. Wollard             strategies and consider dividend
                                           policy. In 2000, this committee
                                           met two times.

--------------------------------------------------------------------------------
Organization, Kenneth A. Randall, Chairman These six non-employee directors work
Compensation  William S. Barrack, Jr.      closely with independent consultants
and           Raymond E. Galvin*           and management to review the
Nominating    Richard L. Leatherwood       Company's and organizational and
              Frank S. Royal               compensation structure. They make
              Robert H. Spilman            recommendations on these matters to
                                           the Board of Directors and administer
                                           certain compensation plans. They also
                                           review the quali-fications of
                                           director candidates suggested by
                                           Board members, management,
                                           shareholders and others, and
                                           recommend nominees for election as
                                           directors. In 2000, this committee
                                           met six times.

*Messrs. Lego and Galvin are not standing for re-election.

8  THE BOARD CONTINUED



     Compensation and Other Programs

     Fees. During 2000, non-employee directors were paid an annual retainer of $20,000 in cash plus $20,000 in shares of Dominion stock. They also received $1,200 in cash per Board or committee meeting attended.

     Deferred Cash Compensation Plan. Directors may elect to defer their cash fees under this plan until they reach retirement or a specified age. The deferred fees are credited to either an interest bearing account or a Dominion common stock equivalent account. Interest or dividend equivalents accrue until distributions are made. A director will be paid in cash or stock according to the election made.

     Stock Compensation Plan. The stock portion of the directors' retainer is paid under this plan. Directors have the option to defer receipt of the stock. If a director elects this option, the shares are held in trust until the director's retirement and the dividends on those shares are reinvested. However, the director retains all voting and other rights as a shareholder.

     Stock Accumulation Plan. Upon election to the Board, a non-employee director receives a one-time award under this plan. The award is in Stock Units, which are equivalent in value to Dominion common stock. The award amount is determined by multiplying the director's annual cash retainer by 17, then dividing the result by the average price of Dominion common stock on the last trading days of the three months before the director's election to the Board. The Stock Units awarded to a director are credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends on all Stock Units held in the director's account. A director must have 17 years of service to receive all of the Stock Units awarded and accumulated under this plan. Reduced distributions may be made where a director has at least 10 years of service.

     Charitable Contribution Program. Dominion had offered its directors participation in a Directors' Charitable Contribution Program. The Program is funded by life insurance policies purchased by Dominion on the directors. The directors derive no financial or tax benefits from the Program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion. However, upon the death of a director, Dominion will donate an aggregate of $50,000 per year for ten years to one or more qualifying charitable organizations recommended by that director. Effective in January 2000, this program was discontinued for new, incoming directors.

     Matching Gifts Program. Directors may give up to $1,000 per year to 501(c)(3) organizations of their choice, and Dominion will match their donations on a 1-to-1 basis, with a maximum of $5,000 of matching funds per director per year. If a Director's donation is to an organization on whose board they serve or for which they volunteer more than 50 hours of work during a year, Dominion will match the donation on a 2-to-1 basis.

     Director Nominations

     Under our Bylaws, if you wish to nominate a director at a shareholder's meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

     1.  your name and address;

     2.  each nominee's name and address;

     3. a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominees;

     4. a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;

     5. other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and

     6.  the consent of the nominee to serve as a director.

SHARE OWNERSHIP TABLE                                                         9


The table below shows the amount of Dominion common stock beneficially owned as of March 2, 2001 by each director and the executive officers named in the compensation table on p. 15. Also included in this table is stock ownership for all directors and executive officers as a group.

                                     Stock    Director
                                    Owner-      Plan
Name                               ship (1)  Accounts (2)
----------------------------------------------------------
William S. Barrack, Jr.             1,669 (3)       19,532
Thos. E. Capps                  1,571,918 (4)(5)        --
George A. Davidson, Jr.           126,485               --
John W. Harris                     16,008 (3)       12,370
Benjamin J. Lambert, III           11,663 (3)       12,414
Richard L. Leatherwood             12,569 (3)       24,762
Margaret A. McKenna                 5,385 (3)        8,934
Steven A. Minter                    3,003 (3)       15,474
Kenneth A. Randall                 15,105           10,800
Frank S. Royal                     11,569 (3)       12,392
S. Dallas Simmons                  14,564 (3)       13,419
Robert H. Spilman                  12,664           10,800
David A. Wollard                   12,256           10,800
Thomas N. Chewning                569,552 (4)           --
Thomas F. Farrell, II             603,474 (4)(5)        --
James P. O'Hanlon                 462,212 (4)           --
Edgar M. Roach, Jr.               602,627 (4)           --

All directors and
executive officers as a
group (24 persons) (6)          5,335,917 (4)(5)


(1) Amounts include exercisable stock options as follows: Mr. Harris, Dr. Lambert, Mr. Leatherwood, Mr. Randall, Dr. Royal, Dr. Simmons, Mr. Spilman and Mr. Wollard each has 10,000 shares; Mr. Capps, 1,233,000 shares; Mr. Chewning, Mr. Farrell and Mr. Roach each has 450,000 shares; Mr. O'Hanlon, 350,000 shares; and all directors and executive officers as a group, 3,878,795 shares.

(2) Amounts in this column represent share equivalents accumulated under directors' plans described on p. 8. Balances of 10,800 shares are the amounts accumulated under the Stock Accumulation Plan. Because of the plan's vesting provisions, these amounts will not necessarily be distributed to a director. Any balance in excess of 10,800 is an amount of share equivalents accumulated -- at the director's election -- under the Deferred Cash Compensation Plan and will be distributed in actual shares to the director.

(3) Includes shares held in trust under Director Stock Compensation Plan (described on p. 8) as follows: Mr. Barrack, Ms. McKenna and Mr. Minter, 582 shares; Dr. Lambert, Mr. Leatherwood and Dr. Royal, 1,569 shares; Mr. Harris, 1,008 shares; and Dr.Simmons, 456 shares.

(4) Accounts include restricted stock as follows: Mr. Capps, 46,919 shares; Mr. Chewning, 12,554 shares; Mr. Farrell, 14,558 shares; Mr. O'Hanlon, 10,655 shares; Mr. Roach, 14,550 shares and all directors and executive officers as a group, 145,446 shares.

(5) Beneficial ownership is disclaimed as follows: Mr. Capps, 158 shares, and Mr. Farrell, 399 shares, for a total of 557 shares.

(6) All current directors and executive officers as a group own 2.2 percent of the number of shares outstanding as of March 2, 2001. Of these shares, 17 percent were purchased under the Executive Stock Purchase and Loan Program (see p. 19) with $37.2 million of loans, for which the executive officers are personally liable.

10   THE AUDIT COMMITTEE

     Report

     Our Committee reviews Dominion's financial reporting process on behalf of the Company's Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. For a further review of our responsibilities, our Committee Charter is printed following this report.

     With this background, our Committee has met and held discussions with management and the company's independent auditors. Management represented to us that Dominion's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements with management and the independent auditors. We also discussed with our independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     In addition, our Committee has received the written disclosures and letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. We also have discussed with our independent auditors the issue of their independence from Dominion.

     We also discussed with Dominion's internal and independent auditors the overall scopes and plans for their respective audits. At each of our meetings, we meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Dominion's internal controls, and the overall quality of its financial reporting.

     Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Dominion's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

        S. Dallas Simmons, Chairman
        John W. Harris
        Margaret A. McKenna
        Steven A. Minter

        February 9, 2001

Charter

I. Purpose

The Audit Committee will represent the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the corporation. The Audit Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Corporation's independent auditors and internal auditing department.

  . Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that in the business judgement of the Board may interfere with the exercise of their independence from management and the corporation. All members of the Committee shall have a working familiarity with basic finance and accounting practices.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. Meetings

The Committee shall meet at least twice annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should provide sufficient opportunity for the internal and independent auditors and management to meet with the Committee, in separate executive sessions, to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

IV. Responsibilities and Duties

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements.

In carrying out these responsibilities, the Audit Committee will:

1. Discuss with management and review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries. On an annual basis, the Committee shall receive from the outside auditors a formal written statement delineating all relationships between the auditors and the Corporation and shall review and discuss with the auditors all significant relationships the accountants have with the Corporation to determine the auditors' independence.

2. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized after which review such audit, including any comments or recommendations of the independent auditors.

3. Review with the independent auditors, the Corporation's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. The Committee's review should also focus on risk management activities of the Corporation and the Committee periodically should review company policy statements to determine their adherence to the Conflict of Interest Policy.

4. Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

5. Review and discuss internal audit's summary of significant risks and findings and their progress report on the internal audit plan.

6. Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed. In addition, the Committee should consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

7. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present.

8. Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with the Board.

9. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

10. Coordinate Committee activities with other committees of the Board.

11. Periodically review and update this Charter.

12   ORGANIZATION, COMPENSATION

     & NOMINATING COMMITTEE REPORT


     Compensation Philosophy

     Our Committee and management believe it is vitally important to align our officers' financial success with the financial success of our shareholders, and stock ownership is a key measure of such alignment. We work closely with management in our oversight and administration of the company's executive compensation, so that our programs keep in step with our changing industry and continue to attract, retain and motivate high caliber employees.

     In 2000, we approved an executive compensation program that again puts a substantial portion of our executives' annual pay at risk and is tied to the achievement of aggressive financial performance measures. We continued heavy emphasis on stock ownership through grants of options, the establishment of stock ownership guidelines and our Executive Stock Purchase and Loan program.

     We also reviewed and approved the CEO's total compensation package and performance, without Mr. Capps present.

     2000 Compensation

     Our 2000 executive compensation program consisted of three basic components:

      .  Base Salary

      .  Annual Incentives

      .  Long-Term Incentives in the form of stock options

     Base Salary

     In 2000, as in past years, our Committee positioned executive base salaries to be slightly above the median base salaries of similar positions at a peer group of diversified energy companies and other businesses with which we compete on a national basis. Faced with increasing competition for high caliber people, we re-evaluated that practice and for 2001 have adjusted base salaries to be between the median and the 75th percentile of the competitive market range. Our decisions in this regard were based on retention concerns, market data and individual performance.

     Executive Officers. An independent compensation consultant analyzed our executives' salaries and compared them to our competitive labor market. Our Committee also reviewed individual executive performance. Based on our review and the consultant's report, we approved base salary increases effective January 1, 2000.

     Chief Executive Officer. In determining Mr. Capps' base salary adjustment for 2000, our Committee considered his contributions to Dominion's long-term business strategy and his leadership in guiding Dominion through our merger and a rapidly changing and competitive business environment. We also reviewed competitive compensation information for CEOs within our peer group of diversified energy companies. After thoroughly evaluating this material, considering our compensation philosophy, and recognizing Mr. Capps' continuing challenges in a rapidly changing industry, we approved an annual base salary of $925,000 for Mr. Capps, effective January 1, 2000.

     Annual Incentives

     Under the annual incentive program, if goals are achieved or exceeded, the executive's total cash compensation for the year may be more than the median total cash compensation for similar positions at companies in our executive labor market.

     Under this program our Committee establishes "target awards" for each executive officer. These target awards are expressed as a percentage of the individual executive's base salary (for example, 40% x base salary). The target award is the amount of cash that will be paid, at year-end, if the executive achieves 100% of the goals established at the beginning of the year. We also establish a "threshold" -- or minimum acceptable level of financial performance. If this threshold is not met, no executive receives an annual bonus. Actual bonuses, if any, are based on a pre-established formula and may exceed 100% of the target award.

     Executive Officers. For Dominion's executive officers, 2000 earnings per share was used as the performance measure under the annual incentive plan. Each executive's goals were weighted heavily toward the earnings per share contribution of the business unit for which they were responsible, but also included operating goals and a consolidated earnings-per-share goal.

Our Committee established and approved the goals at the beginning of 2000. At year-end, we compared the company's actual financial performance with the consolidated and business unit earnings per share goals. For 2000, these goals were surpassed. Earnings per share for the business segments are reported in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of our 2000 Annual Report to Shareholders.

Annual bonuses paid to the named executives are detailed in the Summary Compensation Table on p. 15.

Chief Executive Officer. At the beginning of 2000, we approved a consolidated earnings per share goal for Mr. Capps. Because our earnings per share goal for 2000 was surpassed, we approved an annual cash bonus of $1,043,400 for Mr. Capps.

Long-Term Incentives

We believe the long-term incentive programs we approve play a critical part in our compensation practices and philosophy. Historically, at least half of the long-term incentive component was paid in company stock--a long-term investment. We believe this form of payout underscores commitment to the company while rewarding performance. As discussed in the 2000 proxy, in May 1999 our Committee granted stock options to the executive officers to represent the 1999-2001 long-term plan cycle, as well as to replace the restricted stock portion of the 1998-2000 long-term program cycle.

Given the current labor market environment and to provide balance in our long-term incentive program, our Committee reassessed the sole use of options, and determined that an award of restricted stock is appropriate for the 2001-2003 long-term plan cycle.

Executive Officers. Dominion's goals were established at the start of the 1998-2000 performance cycle. The performance measure used for the executive officers was cumulative net income for the three-year cycle weighted 50% on consolidated net income and 50% on the net income of the business unit for which the executive was responsible. Following the significant reorganization of Dominion and its operating subsidiaries in 2000, this Committee revised the weighting to 100% consolidated net income for the three-year cycle. Based on 2000 year-end results, which exceeded the performance goal, we awarded the executives cash (see the LTIP Payout column of the Summary Compensation Table on p. 15). As stated above, stock options were granted to executives in 1999 and are reported in the table on p. 16. These options became exercisable on January 1, 2000 and will remain exercisable until May 17, 2009.

Chief Executive Officer. The goal for Mr. Capps for the 1998-2000 performance cycle was cumulative consolidated net income for the three-year period. Based on 2000 year-end results, which exceeded the goal, we awarded Mr. Capps $959,633. Also, Mr. Capps has 1,233,000 exercisable stock options which were granted in 1999 at a price of $41.25 per share, which options will expire on May 17, 2009.

Stock Ownership Guidelines

Our Committee reported to you in 2000 that we adopted stock ownership guidelines for our executive officers. We believe these guidelines place an emphasis on stock ownership that aligns management with the interests of our shareholders. Officers have up to five years to meet the guidelines outlined below. Dominion also provides a program to help officers meet the guidelines, as described on p. 19.

                           Dominion Resources, Inc.
                          Stock Ownership Guidelines

Positions                                                 Share Ownership
-------------------------------------------------------------------------
Chairman, Chief Executive Officer                              145,000
-------------------------------------------------------------------------
Executive Vice President                                        35,000
CEO -- Operating Companies
-------------------------------------------------------------------------
Senior Vice President                                           20,000
-------------------------------------------------------------------------
Vice President                                                  10,000
-------------------------------------------------------------------------

14

      ORGANIZATION, COMPENSATION

      & NOMINATING COMMITTEE REPORT  CONTINUED

      Deductibility of Compensation

      Under Section 162(m) of the Internal Revenue Code, Dominion may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

      It is our intent to provide competitive executive compensation while maximizing the Company's tax deduction. However, we reserve the right to approve, and in some cases have approved, non-deductible compensation if we believe it is in the Company's best interest.

        Kenneth A. Randall, Chairman
        William S. Barrack, Jr.
        Raymond E. Galvin
        Richard L. Leatherwood
        Frank S. Royal
        Robert H. Spilman

        February 16, 2001

EXECUTIVE COMPENSATION                                                        15

The table below shows the total salary and other compensation awarded to or earned by the CEO and the four other most highly compensated executive officers (as of December 31, 2000).


                                                       Summary Compensation Table
-----------------------------------------------------------------------------------------------------------------------------------
Name and                             Annual Compensation                       Long-Term Compensation
                                 --------------------------------------------------------------------------------
Principal Position
                                                                       Awards                        Payouts
                                                                  -----------------------------------------------
                                                        Other
                                                        Annual      Restricted      Securities
                                                        Compen-        Stock        Underlying         LTIP           All Other
                          Year  Salary (1)  Bonus (2)  sation (3)     Awards (4)  Options/SARs (5)   Payouts (6)    Compensation (7)
                                  ($)        ($)         ($)           ($)           (#)                ($)              ($)
------------------------------------------------------------------------------------------------------------------------------------
Thos. E. Capps           2000    925,000  1,495,528    707,496            0            219,397         959,633         232,525
                       -------------------------------------------------------------------------------------------------------------
Chairman,                1999    828,439    481,021     15,942            0          1,233,000       1,093,865           4,800
                       -------------------------------------------------------------------------------------------------------------
President & CEO          1998    795,000    594,344    848,902      995,312                  0         639,126           4,800


------------------------------------------------------------------------------------------------------------------------------------
Thomas F. Farrell, II    2000    484,134    577,985    100,285            0            112,663         389,040         121,885
                       -------------------------------------------------------------------------------------------------------------
Executive                1999    325,174    187,148        314            0            450,000         366,781           3,486
                       -------------------------------------------------------------------------------------------------------------
Vice President           1998    314,471    239,289    419,098      497,656                  0         178,644           4,800
(CEO of
Dominion Energy)

------------------------------------------------------------------------------------------------------------------------------------
Edgar M. Roach           2000    484,134    577,985    132,194            0            112,663         389,040         121,238
                       -------------------------------------------------------------------------------------------------------------
Executive                1999    305,770    162,277      8,035            0            450,000         366,145           3,382
                       -------------------------------------------------------------------------------------------------------------
Vice President           1998    244,615    170,875    427,306      497,656                  0         149,914           3,600
(CEO of
Dominion Delivery)

------------------------------------------------------------------------------------------------------------------------------------
James P. O'Hanlon        2000    384,999    429,944     79,701            0             91,316         315,328          99,758
                       -------------------------------------------------------------------------------------------------------------
Executive                1999    348,700    189,580          0            0            350,000         186,856         355,800
                       -------------------------------------------------------------------------------------------------------------
Vice President           1998    334,667    180,232          0            0                  0          86,512           4,679
(President & COO
of Dominion Energy)

------------------------------------------------------------------------------------------------------------------------------------
Thomas N. Chewning       2000    382,211    418,800     84,646            0             88,945         307,137          97,300
                       -------------------------------------------------------------------------------------------------------------
Executive                1999    334,511    186,156      2,871            0            450,000         339,659           4,800
                       -------------------------------------------------------------------------------------------------------------
Vice President, CFO      1998    318,786    224,274    104,868      124,414                  0         196,742           4,800


--------------------------------------------------------------------------------

Footnotes to the Summary Compensation Table

1.  Salary. Amounts shown may include vacation sold back to Dominion.

2. Bonus. Bonus for 2000 includes annual cash bonus and bonus shares granted under the Executive Stock Purchase and Loan Program (described on p. 19).

3. Other Annual Compensation Column. None of the named executives received perquisites or other personal benefits in excess of $50,000 or 10% of their total cash compensation. The amounts listed in this column for 2000 are tax payments.

4. The number and value of each executive's restricted stock holdings at year-end, based on a December 31, 2000 closing price of $67.00 per share, were as follows:

                                         Number of
Officer                            Restricted Shares (1)      Value
                                          (#)                  ($)
------------------------------------------------------------------------
Thos. E. Capps (2)                       30,252             2,026,884
Thomas F. Farrell, II (3)                 6,525               437,175
Edgar M. Roach, Jr. (3)                   6,193               414,931
James P. O'Hanlon (3)                     3,294               220,698
Thomas N. Chewning (3)                    6,377               427,259
------------------------------------------------------------------------

1.  Dividends are paid on restricted shares.
2. 21,436 shares granted February 1, 2000 will vest on February 1, 2002; remaining shares vest in no less than 3 years from the date of grant.
3.  These shares vest 2 years from the date of grant.

16   EXECUTIVE COMPENSATION CONTINUED


     5. Securities Underlying Options. Options granted in 2000 were granted and simultaneously exercised by the named executive to purchase shares under the Executive Stock Purchase and Loan Program.

     6. LTIP Payouts. Amounts in this column represent cash awards under the 1998 - 2000 Long-term Incentive Plan as described on p. 13.


     7. All Other Compensation. The amounts listed for 2000 are (1) Company matching contributions on Employee Savings Plan accounts for the named executives and (2) a quarterly interest payment subsidy paid under the Executive Stock Purchase and Loan Program.


                                                      Option/SAR Grants in Last Fiscal Year
     -------------------------------------------------------------------------------------------------------------------------------
                                    Number          % of Total
                                of Securities      Options/SARs                                         Potential Realizable Value
                                  Underlying        Granted to                                           at Assumed Annual Rates
                                 Options/SARs        Employees          Exercise or     Expiration      of Stock Price Appreciation
     Officer                     Granted (1)    in Fiscal Year (2)      Base Price         Date              for Option Term
                                    (#)               (%)               ($/share)                            5%          10%
     -------------------------------------------------------------------------------------------------------------------------------
     Thos. E. Capps                219,397           4.1%                $ 41.22          2/1/00             $ 0         $ 0
     Thomas F. Farrell, II         112,663           2.1%                $ 41.22          2/1/00             $ 0         $ 0
     Edgar M. Roach, Jr.           112,663           2.1%                $ 41.22          2/1/00             $ 0         $ 0
     James P. O'Hanlon              91,316           1.7%                $ 41.22          2/1/00             $ 0         $ 0
     Thomas N. Chewning             88,945           1.7%                $ 41.22          2/1/00             $ 0         $ 0
     -------------------------------------------------------------------------------------------------------------------------------

     1. Nonstatutory stock options were granted on February 1, 2000 to the named executives at an exercise price of $41.21875 per share. One-hundred percent of the options vested and were exercised on the date of grant.


     2. The total number of options granted in 2000 to employees and outside directors was 5,388,822.


                             Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
     -------------------------------------------------------------------------------------------------------------------------------
                                                               Number of Securities Underlying     Value of Unexercised In-the-Money
                                                               Unexercised Options/SARs at FY-End       Options/SARs at FY-End
                                                               ----------------------------------  ---------------------------------
                                 Shares Acquired     Value
                                 on Exercise (1)   Realized      Exercisable     Unexercisable      Exercisable   Unexercisable
     Officer                          (#)            ($)             (#)             (#)              ($)(2)           ($)
     -------------------------------------------------------------------------------------------------------------------------------
     Thos. E. Capps                 219,397          $ 0           1,233,000          0            $ 31,749,750        $ 0
     Thomas F. Farrell, II          112,663          $ 0             450,000          0            $ 11,587,500        $ 0
     Edgar M. Roach, Jr.            112,663          $ 0             450,000          0            $ 11,587,500        $ 0
     James P. O'Hanlon               91,316          $ 0             350,000          0            $  9,012,500        $ 0
     Thomas N. Chewning              88,945          $ 0             450,000          0            $ 11,587,500        $ 0
     -------------------------------------------------------------------------------------------------------------------------------

     1. Options granted under Dominion's Executive Stock Purchase and Loan Program were exercised on the same day they were granted.


     2. Spread between the market value at year-end minus the exercise price. Year-end stock price was $67.00 per share.

     Performance Graph

     The tables below shows the five year cumulative total return comparison between Dominion, the S&P 500 Index and the S&P Utility Index.


                           Total Shareholder Return



                             [GRAPH APPEARS HERE]


                                 Years Ending
     Base Period
         Dec      Dec        Dec         Dec         Dec           Dec
        1995     1996       1997        1998        1999          2000
     $ 100.00 $  99.80   $ 118.16    $ 138.00     $ 122.95     $ 221.56
       100.00   122.96     163.98      210.85       255.21       231.98
       100.00   103.12     128.55      147.53       134.43       214.66

         Dominion                    S&P 500            S&P Utilities



     Retirement Plans

     The table below shows the estimated annual straight life benefit that Dominion would pay to an employee at normal retirement (age 65) under the benefit formula of the Retirement Plan.

                                Executive Compensation
                     Benefits Payable Upon Retirement at Age 65
     --------------------------------------------------------------------------
                                     Credited Years of Service
         Final            -----------------------------------------------------
        Average
        Earnings          15 years      20 years      25 years      30 years
      -------------------------------------------------------------------------
     $  300,000          $  76,853     $ 102,470      $ 128,088    $ 153,706
        350,000             90,353       120,470        150,588      180,706
        400,000            103,853       138,470        173,088      207,706
        450,000            117,353       156,470        195,588      234,706
        500,000            130,853       174,470        218,088      261,706
        550,000            144,353       192,470        240,588      288,706
        600,000            157,853       210,470        263,088      315,706
        650,000            171,353       228,470        285,588      342,706
        700,000            184,853       246,470        308,088      369,706
        750,000            198,353       264,470        330,588      396,706
        800,000            211,853       282,470        353,088      423,706
        850,000            225,353       300,470        375,588      450,706
        900,000            238,853       318,470        398,088      477,706
        950,000            252,353       336,470        420,588      504,706
      1,000,000            265,853       354,470        443,088      531,706
     --------------------------------------------------------------------------


Dominion Retirement Plan. Benefits under the Retirement Plan are based on:

  . average base salary over a five-year period when base pay is highest; . years of credited service;
  . age at retirement; and
  . the offset of Social Security benefits.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. For the executives named in the Summary Compensation Table on p. 15, credited years of service at age 60 would be 30 years. Other retirement agreements and arrangements for the named executives are described on p. 18.

Dominion Benefit Restoration Plan. The Retirement Plan pays a benefit that is calculated on average base salary over a five-year period. In some years our executives' base salaries were set below the competitive market median in order to more closely link annual pay to company performance through the incentive programs. Under this Restoration Plan, we calculate a "market-based adjustment" to base salary in those years when base salary was below the market median. The difference between the benefit calculated on the market-based salary and the benefit provided by the Retirement Plan is paid to the executive under the Restoration Plan.

In 2000, a market-based adjustment to Dominion's executive base salaries was not necessary.

Also, the Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reductions in an executive's Retirement Plan benefit will be compensated for under the Restoration Plan.

Executive Supplemental Retirement Plan. The Supplemental Plan provides an annual retirement benefit equal to 25% of a participant's final cash compensation (base salary plus target annual bonus). To retire with full benefits under the Supplemental Plan, an executive must be 55 years old and have been employed by Dominion for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity typically paid over 10 years. Certain executive officers receive this benefit for their lifetime. Based on 2000 cash compensation, the estimated annual benefit under this plan for certain executives

18   EXECUTIVE COMPENSATION continued





named in the Summary Compensation Table on p. 15 are: Mr. Capps: $485,625; Mr.
O'Hanlon: $154,000; Mr. Chewning: $150,000; Mr. Farrell: $201,875 and Mr. Roach:
$201,875.

Other Executive Agreements and Arrangements

Companies that are in a rapidly changing industry such as ours require the expertise and loyalty of exceptional executives. Not only is the business itself competitive, but so is the demand for such executives. In order to secure the continued services and focus of key management executives, Dominion has entered into certain agreements with them, including those named in the Summary Compensation Table on p. 15.

Employment Agreement -- Chief Executive Officer. The Board determined in April 1999 that it was in Dominion's best interest to secure Mr. Capps' employment as CEO and President until the Annual Meeting of Shareholders in 2005. As a result, Mr. Capps and Dominion entered into an agreement providing for his employment as CEO and President until 2005. During his employment, the agreement provides for the following: (1) an annual base salary of at least $812,800, (2) incentive compensation awards based on performance and (3) continued eligibility for all employee benefit and incentive plans provided by Dominion to its senior management. When his employment ends (whether or not before the end of the term of the agreement), Mr. Capps will: (1) receive a retirement benefit calculated on the highest base salary rate during his employment, (2) receive a Supplemental Plan benefit payable for life, (3) become fully vested in outstanding restricted stock, and (4) receive a payment of $950,000 plus an amount equal to the present value of his salary and annual cash incentives for the period between the Annual Meetings of Shareholders for 2004 and 2005. In addition, any outstanding stock options become fully exercisable for the remaining term of the grant. During the term of the agreement, Dominion may terminate Mr. Capps for cause only. Mr. Capps also receives age and service credit and continued benefit plan coverage through the end of the contract period in the event of termination for cause or resignation for cause.

Employment Agreements -- Other Executives. Messrs. Chewning, Farrell and Roach each had an employment agreement that expired September 12, 2000 and which have not been replaced. These executives and Mr. O'Hanlon each have enhanced retirement benefits, as well as employment continuity agreements, as described below.

Special Arrangements. Dominion has entered into employment continuity agreements with executives named in the Summary Compensation Table, which provide benefits in the event of a change in control.* Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by Dominion.

The agreements provide for the continuation of salary and benefits for a maximum period of three years after either (1) a change in control, (2) termination without cause following a change in control or (3) a reduction of responsibilities, salary and incentives following a change in control (if the executive gives 60 days notice). Payment of this benefit will be made in either a lump sum or installments over three years. In addition, the agreements indemnify the executives for potential penalties related to the Internal Revenue Code and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Executive Deferred Compensation Plan. Under this plan, executives may defer any portion of their cash compensation. Deferrals are credited at the executive's discretion, for bookkeeping purposes, with earnings and losses as if they were invested in any of several mutual fund options or Dominion common stock. Distributions are made at the direction of the executive.

Also, under this Plan, executives may defer gains received as a result of a stock option exercise. Stock option gain deferrals must be invested in Dominion common stock. Under this Plan, Dominion also credits the accounts of eligible executives with the amount of "lost" company matching contributions under Dominion's Employee Savings Plan as a result of Internal Revenue Code Section 401(a)(17).

* A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor's Board within two years after the last of such transactions.

                                   AUDITORS                                   19


Executive Stock Purchase and Loan Program

At the end of 1999, Dominion's Board approved stock ownership target levels for executives of Dominion and its subsidiaries. The Board also approved the Stock Purchase and Loan Program intended to encourage and facilitate executives' ownership of common stock through the availability of loans guaranteed by Dominion.

Under the Program, loans must be used to purchase Dominion common stock. An executive can borrow up to ten times his or her base salary, subject to credit approval, for a term of five years. Executives who meet their target ownership level through their participation in the Program receive "bonus shares" equal to five percent of the number of shares purchased under the program. The dividends on the stock purchased through the program are used to pay the interest on the loan. Dominion subsidizes the interest payments to the extent that the current dividend rate does not fully cover the payments. Dominion will end its subsidy of the loan if it is pre-paid or if the stock is sold. Our officers have borrowed in aggregate $87.4 million, for which they are personally liable and which Dominion has guaranteed.

With the review and recommendation of the Audit Committee, the Board has re-appointed Deloitte & Touche LLP, independent certified public accountants, as auditors of the 2001 consolidated financial statements of Dominion and its subsidiaries. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

During 2000 the fees paid to Deloitte & Touche LLP are listed in the table below. The Audit Committee has determined that the services provided under "All Other Fees" do not affect the auditors' independence.


Fees for Services*                                                      Amount
                                                                      (Millions)
--------------------------------------------------------------------------------
Audit Fees                                                               $ 2,295
--------------------------------------------------------------------------------
All Other Fees                                                           $ 2,516
--------------------------------------------------------------------------------

* Dominion did not pay fees for Financial Information Systems
Design and Implementation.

20   OTHER INFORMATION


Matters Before the 2001 Annual Meeting

The management and directors are not aware of any matters that may come before the Annual Meeting other than the matters disclosed in this proxy statement.

Proposals for the 2002 Annual Meeting

Under our Bylaws, if you wish to bring any matter (other than shareholder nominations of director candidates) before the 2002 Annual Meeting, you must notify the Corporate Secretary in writing no later than January 29, 2002. Regarding each matter, the notice must contain:

     . a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

     . the name and address of record of the shareholder proposing such business;

     . the class and number of shares of stock that are beneficially owned by the shareholder; and

     .    any material interest of the shareholder in such business.

If you do not provide the proper notice by January 29, 2002, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as the Securities and Exchange Commission's rules allow.

For a shareholder proposal to be considered for possible inclusion in the 2002 Proxy Statement, the Corporate Secretary of Dominion must receive it no later than November 17, 2001. Dominion plans to hold its 2002 Annual Meeting on April 26, 2002.

--------------------------------------------------------------------------------
2000 Form 10-K

You may request, without charge, a copy of Dominion's Annual Report filed with the Securities and Exchange Commission for 2000 on Form 10-K, excluding exhibits, by:

1.   writing to the
     Corporate Secretary
     Dominion Resources, Inc.
     P.O. Box 26532
     Richmond, Virginia 23261;

2.   sending us an e-mail at
     dominion_resources@dom.com; or

3.   calling us at
     804-819-2000.

--------------------------------------------------------------------------------

                                VOTE YOUR PROXY


                      [PICTURE OF COMPUTER APPEARS HERE]

                                  By Internet


                      [PICTURE OF TELEPHONE APPEARS HERE]

                                 By Telephone


                        [PICTURE OF MAIL APPEARS HERE]

                                    By Mail

     Dominion Resources, Inc.

     P.O. Box 26532

     Richmond, Virginia 23261-6532

THE 2001 PROXY CARD

This proxy is solicited on                                             [LOGO OF
behalf of the Board of Directors.                                      DOMINION]
--------------------------------------------------------------------------------
Your Control Number Is:
--------------------------------------------------------------------------------
         Check this block to access future proxy materials and annual reports via internet only.

IF YOU ARE VOTING BY MAIL, please fold and detach card at perforation before mailing in the enclosed envelope.

                                                      Dominion Resources, Inc.
[LOGO OF                                              P.O. Box 26532
DOMINION]                                             Richmond, Virginia 23261

To Our Shareholders:

Dominion Resources, Inc. is pleased to offer you three ways to vote by proxy.

  When voting by internet or telephone, you will be prompted to enter your control number. Simple prompts will be presented to you to record your vote. Internet and telephone votes must be received by 11:59 p.m. EDT on Thursday, April 26, 2001 to be counted in the final tabulation.
  If you vote by internet or telephone, do not return your proxy card by mail. If you choose to vote by mail, please mark, date and sign your proxy card.
Please use the postage-paid envelope to return your proxy.

  The Board of Directors recommends a vote "FOR" Item 1.

  1.  Election of Directors
      [_] FOR the following nominees:
          ---
      1. William S. Barrack, Jr.     8.  Steven A. Minter
      2. Thos. E. Capps              9.  Kenneth A. Randall
      3. George A. Davidson, Jr.     10. Frank S. Royal
      4. John W. Harris              11. S. Dallas Simmons
      5. Benjamin J. Lambert, III    12. Robert H. Spilman
      6. Richard L. Leatherwood      13. David A. Wollard
      7. Margaret A. McKenna

      [_] WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold
          -------- ---------
      authority to vote for any individual nominee(s), write that nominee's number(s) in the following space:

--------------------------------------------------------------------------------
      The Board of Directors recommends a vote "AGAINST" Item 2.
  2.  Shareholder proposal
          [_] Against [_] For  [_] Abstain

      In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Kenneth A. Randall, Frank S. Royal, M.D., and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 27, 2001, and at any and all adjournments thereof.
                                                      , 2001
      ______________________________________________________
       Date

      ______________________________________________________
      Signature

      ______________________________________________________
      Signature (if held jointly)

      In their discretion, the proxies are authorized to vote on any other matters that properly come before the meeting.
        This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Item 1 and "AGAINST" Item 2.
        Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both shareholders should sign.
        When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                 VOTE BY PROXY

         Via Internet            Via Telephone                 Via Mail

     Access the Website at:       Call toll-free:      Return your proxy in the
   http://www.votefast.com        1-800-250-9081       postage-paid envelope
                                using a touch-tone          provided.
                                      phone

THE 2001 PROXY  [LOGO]
INSTRUCTIONS

--------------------------------------------------------------------------------
Your Control Number Is:
--------------------------------------------------------------------------------
[PICTURE           Check this block to access future proxy materials and annual
APPEARS       [_]  reports via internet only.
HERE]
--------------------------------------------------------------------------------






IF YOU ARE VOTING BY MAIL, please fold and detach card at perforation before mailing in the enclosed envelope.
 ................................................................................


[LOGO]                       Dominion Resources, Inc.
      Dominion               P.O. Box 26532,
                             Richmond Virginia 23261


To Our Shareholders:

Dominion Resources, Inc. is pleased to offer you three ways to vote by proxy.

     When voting by internet or telephone, you will be prompted to enter your control number. Simple prompts will be presented to you to record your vote. Internet and telephone votes must be received by 11:59 p.m. EDT on Tuesday, April 24, 2001 to be counted in the final tabulation.

     If you vote by internet or telephone, do not return your instruction by mail.

     If you choose to vote by mail, please mark, date and sign your proxy instruction. Please use the postage-paid envelope to return your proxy.



                             VOTE BY PROXY

[PICTURE OF A                Via Internet -- Access the Website at:
 COMPUTER]                   http://www.votefast.com

[PICTURE OF A                Via Telephone -- Call toll-free:
 TELEPHONE]                  1-800-250-9081 using a touch-tone phone

[PICTURE OF A                Via Mail -- Return your proxy in the postage-paid
 LETTER]                     envelope provided.


The Board of Directors recommends a vote "FOR" Item 1.

1. Election of Directors

   [ ] FOR the following nominees:
       ---
   1. William S. Barrack, Jr.      8. Steven A. Minter
   2. Thos. E. Capps               9. Kenneth A. Randall
   3. George A. Davidson, Jr.     10. Frank S. Royal
   4. John W. Harris              11. S. Dallas Simmons
   5. Benjamin J. Lambert, III    12. Robert H. Spilman
   6. Richard L. Leatherwood      13. David A. Wollard
   7. Margaret A. McKenna

   [ ] WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold
       -------- ---------
   authority to vote for any individual nominee(s), write that nominee's number(s) in the following space:



   ----------            -------------      --------------       -------------
--------------------------------------------------------------------------------
The Board of Directors recommends a vote "AGAINST" Item 2.

2. Shareholder proposal

   [_] Against   [_] For   [_] Abstain

--------------------------------------------------------------------------------


                         , 2001
----------------------------------
Date



----------------------------------
Signature

 ................................................................................










Voting instructions are solicited for the Annual Meeting of Shareholders, April 27, 2001 by Trustees for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the shares of Dominion Common Stock relating to my Plan account at such Annual Meeting in the manner set forth hereon.

This voting instruction card, when properly executed, will be voted as directed. If such card is returned executed with no direction given or is not returned at all, the Trustee will vote the shares according to each Plan's voting standards.

All voting instructions will be kept confidential.

[LOGO] Dominion                                        The 2001 PROXY CARD

                                                       Dominion Resources, Inc.
                                                       P.O. Box 26532
                                                       Richmond, Virginia 23261

================================================================================

This proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote "FOR" Item 1 and "AGAINST" Item 2.

                                                                   (see reverse)


The Board of Directors recommends a vote "FOR" Item 1.

1.   Election of Directors

     [_] FOR the following nominees:
         ---

     1. William S. Barrack, Jr.      6.  Richard L. Leatherwood    11. S. Dallas Simmons
     2. Thos. E. Capps               7.  Margaret A. McKenna       12. Robert H. Spilman
     3. George A. Davidson, Jr.      8.  Steven A. Minter          13. David A. Wollard
     4. John W. Harris               9.  Kenneth A. Randall
     5. Benjamin J. Lambert, III     10. Frank S. Royal

     [_] WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold
         ------------------
     authority to vote for any individual nominee(s), write that nominee's number(s) in the following space:
                                       ______________  ___________  __________
--------------------------------------------------------------------------------

The Board of Directors recommends a vote "AGAINST" Item 2.

2. Shareholder proposal

   [_] Against     [_] For    [_] Abstain

================================================================================

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Kenneth A. Randall, Frank S. Royal, M.D., and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 27, 2001, and at any and all adjournments thereof.
                                                                   , 2001
--------------------------------------------------------------------------------
Date

________________________________________  ______________________________________
Signature                                 Signature (if held jointly)

[LOGO] Dominion                                        The 2001 PROXY CARD

                                                       Dominion Resources, Inc.
                                                       P.O. Box 26532
                                                       Richmond, Virginia 23261

================================================================================

This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Item 1 and "AGAINST" Item 2.

Please sign exactly as your name appears on the reverse side of this proxy. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


This proxy is solicited
on behalf of
the Board of Directors.

Please mark, sign
and mail in                                       [GRAPHIC]
the enclosed envelope.